Exhibit 99.1

Aura Biosciences Announces Appointment of Jeremy Bender, Ph.D., M.B.A., to Board of Directors

BOSTON, MA – July 8, 2026 – Aura Biosciences, Inc. (NASDAQ: AURA), a clinical-stage biotechnology company developing precision therapies for solid tumors designed to preserve organ function, today announced the appointment of Jeremy Bender, Ph.D., M.B.A., to its Board of Directors.

“I am thrilled to welcome Jeremy to our Board of Directors and excited to be working alongside him again,” said Natalie Holles, Chief Executive Officer of Aura Biosciences. “Jeremy is an accomplished biotechnology leader with deep experience advancing innovative therapies through late-stage development, commercialization and significant value creation in rare oncology. As Aura advances toward potential regulatory approval of bel-sar and prepares for its next phase of growth, his operational and commercial expertise will further strengthen our Board. I look forward to his contributions as we continue executing our strategy to bring the first potential frontline, vision-preserving treatment to patients with early choroidal melanoma.”

“I am honored to join Aura's Board at this pivotal time for the company,” said Dr. Bender. “Having worked closely with Natalie during her tenure on the Day One Board, I have seen firsthand her strategic vision, thoughtful leadership and unwavering commitment to patients. With enrollment complete in the Phase 3 CoMpass trial and bel-sar advancing toward a potential regulatory approval, Aura is entering an exciting new chapter. I look forward to working with Natalie, the Board and the management team to execute on the company's strategy, build on its strong foundation and create meaningful value for patients and shareholders.”

Dr. Bender most recently served as Chief Executive Officer, President and a member of the board of directors of Day One Biopharmaceuticals, where he led the company through its evolution into a commercial-stage oncology company, including the approval and launch of OJEMDA® for pediatric low-grade glioma and the company's approximately $2.5 billion acquisition by Servier in 2026. Prior to joining Day One, he served as Vice President of Corporate Development at Gilead Sciences. Earlier in his career, Dr. Bender held executive leadership positions at Tizona Therapeutics, Sutro Biopharma and Allos Therapeutics, where he led corporate strategy, business development and operational execution. He began his career in the life sciences practice at Boston Consulting Group. Dr. Bender currently serves as an independent member of the board of directors of Mereo BioPharma Group plc. He previously served on the board of directors of Fusion Pharmaceuticals, Inc. Dr. Bender earned a B.S. in Biological Sciences from Stanford University, a Ph.D. in Microbiology and Immunology from the University of Colorado, and an M.B.A. from the MIT Sloan School of Management.

About Aura Biosciences

Aura Biosciences, Inc. is a clinical-stage biotechnology company focused on developing precision therapies for solid tumors that aim to preserve organ function. Aura’s lead candidate, bel-sar (AU-011), is currently in late-stage development for early choroidal melanoma and in early-stage development in other ocular oncology indications and bladder cancer. Aura is headquartered in Boston, MA. Aura’s mission is to grow as an innovative global oncology company that positively transforms the lives of patients.

For more information, visit aurabiosciences.com. Follow us on X, @AuraBiosciences, and visit us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include express or implied statements regarding Aura’s future expectations, plans and prospects, including, without limitation, statements regarding the therapeutic potential of bel-sar for the treatment of multiple cancers; statements regarding Aura’s plans and expectations for its ongoing and future clinical trials of bel-sar; statements regarding the timing and plans for Aura’s Phase 3 CoMpass trial in early choroidal melanoma, including the timing of topline data; statements regarding the potential regulatory approval of bel-sar in early choroidal melanoma; statements regarding Aura’s expectations for an improved quality of life of patients after treatment with bel-sar and changes to the treatment paradigm for patients; and statements regarding Aura’s expectations for the estimated patient populations and related market opportunities for bel-sar.

The forward-looking statements in this press release are neither promises nor guarantees, and investors should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors, many of which are beyond Aura’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, uncertainties inherent in clinical trials and in the availability and timing of data from ongoing clinical trials; the expected timing for submissions for regulatory approval or review by governmental authorities; the risk that the results of Aura’s preclinical and clinical trials may not be predictive of future results in connection with future clinical trials; the risk that early or interim data from ongoing clinical trials may not be predictive of final data from completed clinical trials; the risk that governmental authorities may disagree with Aura’s clinical trial designs, even where Aura has obtained agreement with governmental authorities on the design of such trials, such as the Phase 3 special protocol assessment agreement with the U.S. Food and Drug Administration; whether Aura will receive regulatory approvals to conduct trials or to market products; whether Aura’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; Aura’s ongoing and planned preclinical activities; and Aura’s ability to initiate, enroll, conduct or complete ongoing and planned clinical trials. These risks, uncertainties and other factors include those risks and uncertainties described under the heading “Risk Factors” in Aura’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in subsequent filings made by Aura with the SEC, which are available on the SEC’s website at www.sec.gov/. Except as required by law, Aura disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Aura’s current expectations and speak only as of the date hereof and no representations or warranties (express or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Relations Contact:

Alex Dasalla

Head of Investor Relations and Corporate Communications

IR@aurabiosciences.com